UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2019

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

001-12658	54-1692118
(Commission File Number)	(IRS Employer Identification No.)

4250 Congress Street, Ste. 900 Charlotte, North Carolina	28209
(Address of Principal Executive Offices)	(Zip Code)

(980) 299-5700
(Registrant's Telephone Number, Including Area Code)
4350 Congress Street, Suite 700, Charlotte, North Carolina 28209
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALB	New York Stock Exchange

SECTION 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Financing Transactions

On August 14, 2019, Albemarle Corporation (the “Company”), as guarantor, and Albemarle Finance Company B.V. (“AFC”), Albemarle New Holding GmbH (“ANH”) and Albemarle Wodgina Pty Ltd (“Wodgina”), as borrowers, entered into a $1,200,000,000 unsecured credit facility (the “New Credit Facility”) with the several banks and other financial institutions as may from time to time become parties thereto (collectively, the “Lenders”), JPMorgan Chase Bank N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint lead arrangers.

The Lenders’ commitment to provide loans under the New Credit Facility terminates on August 11, 2020, with each such loan maturing 1 year after the funding of such loan. The Company can request that the maturity date of loans be extended for an additional period of up to 4 additional years, but any such extension is subject to the approval of the Lenders.

The New Credit Facility permits (a) a single borrowing by Wodgina denominated in U.S. dollars in connection with Wodgina’s acquisition of a 60% interest in certain assets comprising Mineral Resources Limited’s Wodgina lithium project in Western Australia (the “Acquisition”), (b) a single borrowing by AFC denominated in U.S. dollars or Euros in connection with the Acquisition, and (c) up to two borrowings by ANH in an aggregate amount equal to $300,000,000, denominated in U.S. dollars or Euros, for general corporate purposes of the Company and its subsidiaries. AFC, ANH and Wodgina are wholly-owned subsidiaries of the Company and their obligations under the New Credit Facility are unconditionally and irrevocably guaranteed by the Company.

Borrowings under the New Credit Facility bear interest at variable rates based on an average London inter-bank offered rate (“LIBOR”) for deposits in the relevant currency plus an applicable margin which ranges from 0.875% to 1.625%, depending on the Company’s credit rating from Standard & Poor’s Financial Services LLC, Moody’s Investor Services, Inc. and Fitch Ratings, Inc. As of the closing of the New Credit Facility, the applicable margin over LIBOR was 1.125%.

The New Credit Facility contains representations, warranties, terms and conditions customary for transactions of this type, including compliance with one financial covenant requiring that the Company’s consolidated leverage ratio (funded debt to EBITDA), as defined in the New Credit Facility, be not more than 3.50:1.00 as of the end of any fiscal quarter, subject to adjustments pursuant to the provisions of the New Credit Facility relating to consummation of an acquisition where the consideration includes cash proceeds from issuance of funded debt in excess of $500,000,000. The New Credit Facility also contains customary default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants and cross-defaults. The occurrence of an event of default under the New Credit Facility could result in all outstanding loans and other obligations becoming immediately due and payable and the facility being terminated.

In addition, on August 14, 2019, the Company and Albemarle Europe Srl, as borrowers, entered into an amendment (the “Amendment”) to that certain Credit Agreement, dated as of June 21, 2018 (the “Revolving Credit Facility”), among the Company, Albemarle Europe Srl, the several banks and other financial institutions from time to time parties thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. The primary purposes of the Amendment were to (a) extend the maturity date of the Revolving Credit Facility to August 9, 2024 (subject to the Company’s right to request that such maturity date be further extended for an additional one-year period), and (b) conform certain representations, warranties and covenants in the Revolving Credit Facility to those under the New Credit Facility.

This description of the New Credit Facility and the Amendment is not complete and is qualified in its entirety by reference to the entire New Credit Facility and the entire Revolving Credit Facility (as amended by the Amendment), copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2019.

SECTION 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: August 14, 2019	By:	/s/ Karen G. Narwold
		Name:	Karen G. Narwold
		Title:	Executive Vice President, Chief Administrative Officer and General Counsel